Exhibit 1.1

PEPSICO, INC.

3.200% Senior Notes due 2029
3.550% Senior Notes due 2034

TERMS AGREEMENT

July 15, 2022

To:	PepsiCo, Inc. 700 Anderson Hill Road Purchase, New York 10577

Ladies and Gentlemen:

We understand that PepsiCo, Inc., a North Carolina corporation (the “Company”), proposes to issue and sell £300,000,000 of its 3.200% Senior Notes due 2029 (the “2029 Notes”) and £450,000,000 of its 3.550% Senior Notes due 2034 (the “2034 Notes,” and together with the 2029 Notes, the “Underwritten Securities”) subject to the terms and conditions stated herein and in the PepsiCo, Inc. Underwriting Agreement Standard Provisions dated as of November 18, 2019 filed with the Securities and Exchange Commission on November 18, 2019 as Exhibit 1.2 to the Company’s Registration Statement on Form S-3 (File No. 333-234767) (the “Standard Provisions”). Each of the applicable provisions in the Standard Provisions (including defined terms) is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein. We, the underwriters named below (the “Underwriters”), offer to purchase, severally and not jointly, the amount of Underwritten Securities opposite our names set forth below at a purchase price equal to 99.550% of the principal amount thereof for the 2029 Notes and 99.190% of the principal amount thereof for the 2034 Notes.

Underwriters	Principal Amount of 2029 Notes	Principal Amount of 2034 Notes
Barclays Bank PLC	£75,000,000	£112,500,000
BNP Paribas	75,000,000	112,500,000
HSBC Bank plc	75,000,000	112,500,000
Banco Bilbao Vizcaya Argentaria, S.A.	26,250,000	39,375,000
The Toronto-Dominion Bank	26,250,000	39,375,000
Australia and New Zealand Banking Group Limited	7,500,000	11,250,000
ING Bank N.V., Belgian Branch	7,500,000	11,250,000
Société Générale	7,500,000	11,250,000
Total	£300,000,000	£450,000,000

The Underwriters agree to reimburse the Company for £450,000 of its expenses incurred in connection with the offering of the Underwritten Securities; such reimbursement to occur simultaneously with the purchase and sale of the Underwritten Securities at the Closing Time.

Section 9(a)(vii) of the Standard Provisions shall apply to the Underwritten Securities.

Section 9(c), (d) and (e) of the Standard Provisions shall apply to this Agreement. The Stabilizing Manager is Barclays Bank PLC. The Manufacturers are Barclays Bank PLC, BNP Paribas and HSBC Bank plc.

Section 9(f) of the Standard Provisions shall apply to this Agreement.

1

Subsection (g) is added to Section 9 of the Standard Provisions:

(g) Solely for the purposes of the requirements of 3.2.7R of the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) regarding the mutual responsibilities of manufacturers under the UK MiFIR Product Governance Rules:

(i) each of Barclays Bank PLC, BNP Paribas and HSBC Bank plc (each a “UK Manufacturer” and together the “UK Manufacturers”) acknowledges to each other UK Manufacturer that it understands the responsibilities conferred upon it under the UK MiFIR Product Governance Rules relating to each of the product approval process, the target market and the proposed distribution channels as applying to the Underwritten Securities and the related information set out in the Prospectus and announcements in connection with the Underwritten Securities; and

(ii) the other Underwriters note the application of the UK MiFIR Product Governance Rules and acknowledge the target market and distribution channels identified as applying to the Underwritten Securities by the UK Manufacturers and the related information set out in the Prospectus and announcements in connection with the Underwritten Securities.

For purposes of Section 21 of the Standard Provisions, the identified provisions are: (i) the fifth paragraph of text under the caption “Underwriting” in such preliminary prospectus, Time of Sale Prospectus and the Prospectus; (ii) the fourth sentence of the seventh paragraph of text under the caption “Underwriting” in such preliminary prospectus, Time of Sale Prospectus and the Prospectus; (iii) the eighth paragraph of text under the caption “Underwriting” in such preliminary prospectus, Time of Sale Prospectus and the Prospectus; (iv) the eleventh and twelfth paragraphs of text under the caption “Underwriting” in such preliminary prospectus, Time of Sale Prospectus and the Prospectus; and (v) the first and second full paragraphs of text on page S-2 in such preliminary prospectus, Time of Sale Prospectus and the Prospectus.

The signature of any signatory to this Agreement may be manual or facsimile (including, for the avoidance of doubt, electronic).

The Underwritten Securities and the offering thereof shall have the following additional terms:

Issuer:	PepsiCo, Inc.
Trade Date:	July 15, 2022
Time of Sale:	12:45 P.M. New York time on the Trade Date
Settlement Date (T+5):	July 22, 2022
Closing Time:	6:00 A.M. New York time on the Settlement Date
Closing Location:	New York, New York
Time of Sale Prospectus:	Base prospectus dated November 18, 2019, preliminary prospectus supplement dated July 15, 2022 and free writing prospectus dated July 15, 2022
Title of Securities:	3.200% Senior Notes due 2029	3.550% Senior Notes due 2034
Aggregate Principal Amount Offered:	£300,000,000	£450,000,000
Maturity Date:	July 22, 2029	July 22, 2034
Interest Payment Dates:	Semi-annually on each January 22 and July 22, commencing January 22, 2023	Semi-annually on each January 22 and July 22, commencing January 22, 2023
Benchmark UK Gilt:	UK Gilt 0.500% due January 31, 2029	UK Gilt 4.500% due September 7, 2034
Benchmark UK Gilt Yield (Semi-Annual) / Benchmark UK Gilt Price:	1.908% / 91.385%	2.312% / 123.042%
Spread to Benchmark UK Gilt:	+130 bps	+127 bps
Re-Offer Yield (Semi-Annual):	3.208%	3.582%
Coupon:	3.200%	3.550%
Price to Public (Issue Price):	99.950%	99.690%
Net Proceeds to PepsiCo (Before Expenses):	£298,650,000	£446,355,000
Redemption for Tax Reasons:	The Company may redeem all, but not less than all, of the Underwritten Securities in the event of certain changes in the tax laws of the United States (or any taxing authority in the United States). This redemption would be at a redemption price equal to 100% of the principal amount, together with accrued and unpaid interest on the Underwritten Securities to, but not including, the date fixed for redemption.
Redemption Provisions:

Prior to April 22, 2029 (three months prior to the maturity date; the “Par Call Date”), the greater of (i) 100% of the principal amount of the notes being redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments of principal and interest thereon (exclusive of interest accrued to the date of redemption), assuming for such purpose that the notes matured on the Par Call Date, discounted to the redemption date on a semi-annual basis (ACTUAL / ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate plus 20 basis points, plus, in each case, accrued and unpaid interest to the date of redemption.

On or after the Par Call Date, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to the date of redemption.

Prior to April 22, 2034 (three months prior to the maturity date; the “Par Call Date”), the greater of (i) 100% of the principal amount of the notes being redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments of principal and interest thereon (exclusive of interest accrued to the date of redemption), assuming for such purpose that the notes matured on the Par Call Date, discounted to the redemption date on a semi-annual basis (ACTUAL / ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate plus 20 basis points, plus, in each case, accrued and unpaid interest to the date of redemption.

On or after the Par Call Date, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to the date of redemption.

“Comparable Government Bond Rate” means, with respect to any redemption date, the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Underwritten Securities to be redeemed, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by the Company.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Company, a United Kingdom government bond whose maturity is closest to the maturity of the Underwritten Securities to be redeemed, assuming for such purpose that the Underwritten Securities matured on the Par Call Date, or if such independent investment bank in its discretion considers that such similar bond is not in issue, such other United Kingdom government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, United Kingdom government bonds selected by the Company, determine to be appropriate for determining the Comparable Government Bond Rate.

“Remaining Scheduled Payments” means, with respect to each Underwritten Security to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption, assuming for such purpose that such Underwritten Security matured on the Par Call Date; provided, however, that, if such redemption date is not an interest payment date with respect to such Underwritten Security, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such redemption date.

“Business Day” means any day, other than a Saturday or Sunday, (1) which is not a day on which banking institutions in the City of New York or the City of London are authorized or required by law or executive order to close and (2) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, operates.

Use of Proceeds:	PepsiCo intends to use the net proceeds from this offering for general corporate purposes, including the repayment of commercial paper.
Day Count Fraction:	ACTUAL / ACTUAL (ICMA)
CUSIP / ISIN / Common Code:	713448 FJ2 / XS2503830536 / 250383053	713448 FK9 / XS2503832078 / 250383207
Currency of Payment:	All payments of interest and principal, including payments made upon any redemption of the Underwritten Securities, will be payable in Sterling. If, on or after the issuance of the Underwritten Securities, Sterling is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control (including if Sterling is no longer being used for the settlement of transactions by public institutions of or within the international banking community), then all payments in respect of the Underwritten Securities will be made in U.S. dollars until Sterling is again available to the Company and so used.
Additional Amounts:	The Company will, subject to certain exceptions and limitations, pay as additional interest on the Underwritten Securities such additional amounts as are necessary in order that the net payment by the Company of the principal of and interest on the Underwritten Securities to a holder who is not a United States person, after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the Underwritten Securities then due and payable.
Listing:	The Company intends to apply to list the Underwritten Securities on the Nasdaq Bond Exchange and expects trading in the Underwritten Securities to begin within 30 days after the date of their issuance.
Minimum Denomination:	£100,000 and integral multiples of £1,000
Joint Book-Running Managers:	Barclays Bank PLC BNP Paribas HSBC Bank plc
Senior Co-Managers:	Banco Bilbao Vizcaya Argentaria, S.A. The Toronto-Dominion Bank
Co-Managers:	Australia and New Zealand Banking Group Limited ING Bank N.V., Belgian Branch Société Générale
Address for Notices to the Representatives:

Barclays Bank PLC
5 The North Colonnade
Canary Wharf
London, E14 4BB
United Kingdom

BNP Paribas
16, boulevard des Italiens
75009 Paris
France

HSBC Bank plc
8 Canada Square
London, E14 5HQ
United Kingdom

IN WITNESS WHEREOF, the parties hereto have executed this Terms Agreement as of the date first above written.

PEPSICO, INC.

By:	/s/ Hugh F. Johnston
	Name:	Hugh F. Johnston
	Title:	Executive Vice President and Chief Financial Officer

By:	/s/ Ada Cheng
	Name:	Ada Cheng
	Title:	Senior Vice President, Finance and Treasurer

CONFIRMED AND ACCEPTED, as of the date first above written:

By:	BARCLAYS BANK PLC in its capacity as Underwriter and Stabilizing Manager

	By:	/s/ Barbara Mainiello
		Name:	Barbara Mariniello
		Title:	Head of DCM and RSG Americas

By:	BNP PARIBAS

	By:	/s/ Vikas Katyal
		Name:	Vikas Katyal
		Title:	Authorised Signatory

	By:	/s/ Eric Noyer
		Name:	Eric Noyer
		Title:	Authorised Signatory

By:	HSBC BANK PLC

	By:	/s/ Karl Allen
		Name:	Karl Allen
		Title:	Managing Associate General Counsel

By:	BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

	By:	/s/ Alvaro Solis
		Name:	Alvaro Solis
		Title:	Managing Director

By:	THE TORONTO-DOMINION BANK

	By:	/s/ Frances Watson
		Name:	Frances Watson
		Title:	Director, Transaction Management Group

By:	AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED

	By:	/s/ Alexander Gowing
		Name:	Alexander Gowing
		Title:	Director, Debt Capital Markets

By:	ING BANK N.V., BELGIAN BRANCH

	By:	/s/ William De Vreede
		Name:	William De Vreede
		Title:	Head Legal Capital Markets

	By:	/s/ Mike Koerkemeier
		Name:	Mike Koerkemeier
		Title:	Managing Director

By:	SOCIÉTÉ GÉNÉRALE

	By:	/s/ Michael Shapiro
		Name:	Michael Shapiro
		Title:	Head of Debt Capital Markets, Americas

Schedule I

Time of Sale Prospectus:

1.	Preliminary Prospectus dated July 15, 2022 (including the Base Prospectus dated November 18, 2019)

2.	Any free writing prospectuses approved by the Representatives and filed by the Company under Rule 433(d) under the Securities Act

3.	Final Term Sheet dated July 15, 2022 to be filed by the Company pursuant to Rule 433 under the Securities Act setting forth certain terms of the Underwritten Securities